Exhibit 99.3

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen & Co
415-618-8750

DineEquity, Inc. Announces the Sale of 36 Company-Operated

Applebee’s Restaurants in Missouri and Illinois

GLENDALE, Calif., October 11, 2010 — DineEquity, Inc. (NYSE: DIN), parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has entered into an asset purchase agreement with Mid River Restaurants LLC for the sale of 36 company-operated Applebee’s restaurants located in St. Louis, Missouri and parts of Illinois. The purchase agreement does not contain a financing contingency, but closing is subject to regulatory processes related to liquor license transfers and other customary closing conditions. The transaction is expected to close in the first quarter 2011.

The transaction is expected to result in after-tax proceeds of approximately $26 million and is expected to reduce sale-leaseback related financing obligations by approximately $11 million associated with six properties.

“Mid River Restaurants is a great franchise partner, operating both Applebee’s and IHOP restaurants. They have a demonstrated track record of driving improvements in the overall performance and profitability of acquired restaurants as well as within their existing base of restaurants,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer. “This transaction moves us one step closer to our long-term strategic goal of making Applebee’s into a more highly franchised restaurant system over time.”

Frank Heath, Mid River Restaurants’ co-founder, said, “We are pleased to extend our relationship with Applebee’s with the acquisition of company-operated restaurants in the St. Louis market and adjacent areas. The acquisition affords us an opportunity to participate in the revitalization of the Applebee’s brand in a significant way while also allowing us to further leverage our sizable operating infrastructure. We are excited about the future and look forward to a smooth and successful transfer of ownership.”

The transaction is expected to produce gross cash proceeds of approximately $25 million including inventory and is expected to result in an approximate $1 million tax benefit. The Company also expects to pay approximately $5 million related to the settlement of net working capital liabilities and deal costs. Additionally, the sale of these company-operated Applebee’s restaurants is expected to result in approximately $1.5 million of annualized General & Administrative savings.

DineEquity, Inc.

In addition to today’s transaction, DineEquity previously announced the sale of 63 company-operated Applebee’s restaurants in Minnesota and parts of Wisconsin, and, in a separate release today, announced the sale of 20 company-operated Applebee’s in Virginia. Both these transactions are expected to close in the fourth quarter 2010, subject to customary closing conditions and regulatory approvals.

As of June 30, 2010, more than 88% of DineEquity’s Applebee’s and IHOP restaurants were franchised. Upon consummation of the pending sales of 119 company-operated Applebee’s restaurants described in this release, 92% of restaurants will be franchised.

Mid River Restaurants is an affiliate of Southern River Restaurants, LLC, which was co-founded by Frank Heath and David Paradise in 2000 to facilitate the acquisition of 12 Applebee’s Neighborhood Bar & Grill restaurants in the state of Louisiana. In addition to Applebee’s restaurants, Mr. Heath owns and operates 26 Hardee’s restaurants in the states of West Virginia, North Carolina and Kentucky, and Mr. Paradise owns and operates 10 Taco Bell restaurants in the states of Louisiana and Mississippi and 12 IHOP restaurants in the states of Ohio, Indiana and Kentucky.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.